Exhibit 99.1

News Release

Boeing Corporate Offices 100 North Riverside Plaza Chicago, IL 60606-1596 www.boeing.com
Boeing Reports Record 2013 Revenue, EPS and Backlog and Provides 2014 Guidance
Fourth-Quarter 2013

▪	Core EPS (non-GAAP)* rose 29 percent to $1.88 on strong operating performance; GAAP EPS of $1.61

▪	Revenue increased 7 percent to $23.8 billion reflecting higher deliveries
Full Year 2013

▪	Core EPS increased 20 percent to a record $7.07 on record revenue of $86.6 billion; GAAP EPS of $5.96

▪	Operating cash flow before pension contributions* grew to $9.7 billion; GAAP operating cash flow of $8.2 billion

▪	Backlog grew to a record $441 billion, including $135 billion of net orders during the year
Outlook for 2014

▪	2014 Core EPS guidance of between $7.00 and $7.20; GAAP EPS guidance of between $6.10 and $6.30

▪	Revenue guidance of between $87.5 and $90.5 billion with commercial deliveries of between 715 and 725

Table 1. Summary Financial Results	Fourth Quarter			Full Year
(Dollars in Millions, except per share data)	2013	2012	Change	2013	2012	Change

Revenues	$23,785	$22,302	7%	$86,623	$81,698	6%

Non-GAAP*
Core Operating Earnings	$1,838	$1,836	0%	$7,876	$7,189	10%
Core Operating Margin	7.7%	8.2%	(0.5) Pts	9.1%	8.8%	0.3 Pts
Core Earnings Per Share	$1.88	$1.46	29%	$7.07	$5.88	20%
Operating Cash Flow Before Pension Contributions	$1,409	$4,204	(66)%	$9,721	$9,058	7%
GAAP
Earnings From Operations	$1,515	$1,624	(7)%	$6,562	$6,290	4%
Operating Margin	6.4%	7.3%	(0.9) Pts	7.6%	7.7%	(0.1) Pts
Net Earnings	$1,233	$978	26%	$4,585	$3,900	18%
Earnings Per Share	$1.61	$1.28	26%	$5.96	$5.11	17%
Operating Cash Flow	$1,380	$4,167	(67)%	$8,179	$7,508	9%
* Non-GAAP measures (core operating earnings, core operating margin and core earnings per share) exclude certain components of pension and post retirement benefit expense that management believes are not reflective of underlying business performance. Complete definitions of Boeing’s non-GAAP measures are on page 7, “Non-GAAP Measures Disclosures.”
CHICAGO, January 29, 2014 – The Boeing Company [NYSE: BA] reported fourth-quarter revenue of $23.8 billion and core earnings per share (non-GAAP) that increased 29 percent* to $1.88, driven by strong performance across the company's businesses and higher deliveries (Table 1). Fourth-quarter core operating earnings (non-GAAP) of $1.8 billion includes a $406 million non-cash charge to settle A-12 litigation dating back to 1991, retiring a longstanding risk to the company. Excluding the A-12 charge, fourth-quarter 2013 core operating earnings increased 22 percent* to $2.2 billion and core operating margin increased to 9.4 percent*. Core and GAAP earnings per share includes a charge of $0.34 per share related to A-12 partially offset by a benefit of $0.28 per share for a tax regulation change.
Revenue rose 6 percent in the full year to a record $86.6 billion and core earnings per share increased 20 percent* to a record $7.07. Full-year 2013 GAAP earnings per share was $5.96.
Core earnings per share guidance for 2014 is set at between $7.00 and $7.20, while GAAP earnings per share guidance is established at between $6.10 and $6.30. Revenue guidance is between $87.5 and $90.5 billion, including commercial deliveries of between 715 and 725. Operating cash flow before pension contributions* is expected to be approximately $7 billion, while operating cash flow guidance is set at approximately $6.25 billion.
     “Strong fourth-quarter results underscored an outstanding full year of core operating performance that drove record revenue and earnings and increased returns to shareholders,” said Boeing Chairman and Chief Executive Officer Jim McNerney.
“Our Commercial Airplanes business accelerated delivery of its record backlog by successfully increasing production rates while also achieving important development milestones on the 737 MAX and 787-9 and launching the new 787-10 and 777X models with an unprecedented customer response. Our Defense, Space & Security unit overcame a tough operating environment to record expanded revenue, earnings and margins while executing to our commitments on the KC-46A tanker and developing and delivering important new capabilities to customers, such as the P-8 maritime aircraft and the Inmarsat-5 satellite,” said McNerney.
“For 2014, we remain focused on maintaining our commercial airplanes market leadership, strengthening and repositioning our defense, space and security business and continuing to meet the needs of our customers by improving productivity, executing to development plans and delivering our unmatched portfolio of innovative aerospace products and services.”

Table 2. Cash Flow	Fourth Quarter		Full Year
(Millions)	2013	2012	2013	2012
Operating Cash Flow Before Pension Contributions*	$1,409	$4,204	$9,721	$9,058
Pension Contributions	($29)	($37)	($1,542)	($1,550)
Operating Cash Flow	$1,380	$4,167	$8,179	$7,508
Less Additions to Property, Plant & Equipment	($638)	($495)	($2,098)	($1,703)
Free Cash Flow*	$742	$3,672	$6,081	$5,805
Operating cash flow in the quarter was $1.4 billion, reflecting commercial airplane production rates, strong core operating performance and timing of receipts and expenditures (Table 2). During the quarter, the company repurchased 7.6 million shares for $1.0 billion and paid $0.4 billion in dividends, reflecting a 10 percent increase in dividends paid compared to the same period of the prior year. Based on the strong cash generation and outlook, in December, the board of directors authorized an additional $10 billion share repurchase program and raised the quarterly dividend 50 percent.

Table 3. Cash, Marketable Securities and Debt Balances	Quarter-End
(Billions)	Q4 13	Q3 13
Cash	$9.1	$10.0
Marketable Securities[1]	$6.2	$5.9
Total	$15.3	$15.9
Debt Balances:
The Boeing Company, net of intercompany loans to BCC	$7.0	$7.0
Boeing Capital Corporation, including intercompany loans	$2.6	$2.6
Total Consolidated Debt	$9.6	$9.6
1 Marketable securities consists primarily of time deposits due within one year classified as "short-term investments."

Cash and investments in marketable securities totaled $15.3 billion at year-end (Table 3), down from $15.9 billion at the beginning of the quarter. Debt was $9.6 billion, unchanged from the beginning of the quarter.
Total company backlog at year-end was a record $441 billion, up from $415 billion at the beginning of the quarter, and included net orders for the quarter of $48 billion. Backlog is up $51 billion from prior year-end, reflecting $135 billion of net orders in 2013.

Segment Results
Boeing Commercial Airplanes

Table 4. Boeing Commercial Airplanes	Fourth Quarter			Full Year
(Dollars in Millions)	2013	2012	Change	2013	2012	Change

Commercial Airplanes Deliveries	172	165	4%	648	601	8%

Revenues	$14,680	$14,161	4%	$52,981	$49,127	8%
Earnings from Operations	$1,506	$1,266	19%	$5,795	$4,711	23%
Operating Margin	10.3%	8.9%	1.4 Pts	10.9%	9.6%	1.3	Pts
Boeing Commercial Airplanes fourth-quarter revenue increased to $14.7 billion and full-year revenue increased to a record $53 billion on higher delivery volume. Fourth-quarter operating margin improved to 10.3 percent and full-year operating margin grew to 10.9 percent on the higher volume, favorable delivery mix and continued strong operating performance (Table 4).
During the quarter, the company launched the 777X with 259 orders and commitments. During the year, the 787 program completed first flight of the 787-9, successfully launched the 787-10 and began operating at a 10 per month production rate in final assembly. The 737 program delivered at a record production rate of 38 per month and has won nearly 1,800 firm orders for the 737 MAX since launch. In 2013, a record 648 commercial aircraft were delivered. In January 2014, the company reached an eight-year contract extension through 2024 with the International Association of Machinists & Aerospace Workers District 751 (IAM).

Commercial Airplanes booked 465 net orders during the quarter and 1,355 during the year. Backlog remains strong with 5,080 airplanes valued at a record $374 billion.
Boeing Defense, Space & Security

Table 5. Defense, Space & Security	Fourth Quarter			Full Year
(Dollars in Millions)	2013	2012	Change	2013	2012	Change
Revenues
Boeing Military Aircraft	$4,395	$4,037	9%	$15,936	$16,019	(1)%
Network & Space Systems	$2,272	$2,024	12%	$8,512	$7,911	8%
Global Services & Support	$2,188	$2,282	(4)%	$8,749	$8,677	1%
Total BDS Revenues	$8,855	$8,343	6%	$33,197	$32,607	2%
Earnings from Operations
Boeing Military Aircraft	$441	$313	41%	$1,465	$1,489	(2)%
Network & Space Systems	$233	$138	69%	$719	$562	28%
Global Services & Support	$280	$300	(7)%	$1,051	$1,017	3%
Total BDS Earnings from Operations	$954	$751	27%	$3,235	$3,068	5%
Operating Margin	10.8%	9.0%	1.8 Pts	9.7%	9.4%	0.3 Pts
Boeing Defense, Space & Security’s fourth-quarter revenue increased 6 percent to $8.9 billion, while operating margin increased to 10.8 percent (Table 5). For the full year, revenue increased 2 percent to $33.2 billion, while operating margin increased to 9.7 percent.
Boeing Military Aircraft (BMA) fourth-quarter revenue increased to $4.4 billion, reflecting higher deliveries. Operating margin increased to 10.0 percent, reflecting the higher deliveries and strong performance. During the quarter, BMA achieved Initial Operating Capability (IOC) on the P-8A Poseidon aircraft.
Network & Space Systems (N&SS) fourth-quarter revenue increased to $2.3 billion, reflecting higher delivery volume and mix, and operating margin increased to 10.3 percent on strong performance.  During the quarter, N&SS was awarded a contract for a fourth Inmarsat-5 satellite.
Global Services & Support (GS&S) fourth-quarter revenue was $2.2 billion, reflecting lower volume in integrated logistics.  Operating margin was 12.8 percent.  During the quarter, GS&S was awarded contracts for the B-52 and B-1 bomber modifications and upgrades.
Backlog at Defense, Space & Security was $67 billion, of which 37 percent represents orders with international customers.

Additional Financial Information

Table 6. Additional Financial Information	Fourth Quarter		Full Year
(Dollars in Millions)	2013	2012	2013	2012
Revenues
Boeing Capital Corporation	$105	$129	$408	$468
Other segment	$22	$27	$102	$106
Unallocated items and eliminations	$123	($358)	($65)	($610)
Earnings from Operations
Boeing Capital Corporation	$9	($12)	$107	$88
Other segment income/(expense)	($99)	$31	($156)	($186)
Unallocated items and eliminations excluding unallocated pension/postretirement expense	($532)	($200)	($1,105)	($492)
Unallocated pension/postretirement expense	($323)	($212)	($1,314)	($899)
Other income, net	$15	$23	$56	$62
Interest and debt expense	($96)	($112)	($386)	($442)
Effective tax rate	14.0%	36.3%	26.4%	34.0%
At quarter-end, Boeing Capital Corporation’s (BCC) net portfolio balance was $3.9 billion down from $4.1 billion at the beginning of the quarter. BCC's debt-to-equity ratio was 5.0-to-1. Other segment earnings decreased $130 million in the quarter partly due to higher asset impairment expense.
Unallocated items and eliminations excluding unallocated pension/postretirement expense increased in the fourth quarter of 2013 primarily due to a $406 million charge associated with the A-12 settlement. Total pension expense for the fourth quarter was $717 million, up from $576 million in the same period last year. The company's income tax expense was $201 million in the quarter, compared to $557 million in the same period of the prior year, due to a $212 million benefit recorded in fourth-quarter 2013 for a tax regulation change.

Outlook
The company’s 2014 financial guidance (Table 7) reflects continued strong performance in both businesses.

Table 7. Financial Outlook
(Dollars in Billions, except per share data)	2014

The Boeing Company
Revenue	$87.5 - 90.5
Core Earnings Per Share*	$7.00 - 7.20
Earnings Per Share	$6.10 - 6.30
Operating Cash Flow Before Pension Contributions*	~ $7
Operating Cash Flow [1]	~ $6.25

Boeing Commercial Airplanes
Deliveries [2]	715 - 725
Revenue	$57.5 - 59.5
Operating Margin	~ 10%

Boeing Defense, Space & Security
Revenue
Boeing Military Aircraft	~ $15
Network & Space Systems	~ $7.7
Global Services & Support	~ $7.8

Total BDS Revenue	$30 - 31

Operating Margin
Boeing Military Aircraft	~ 9.5%
Network & Space Systems	~ 8.5%
Global Services & Support	~ 10.5%

Total BDS Operating Margin	~ 9.5%

Boeing Capital Corporation
Portfolio Size	Lower
Revenue	~ $0.3
Pre-Tax Earnings	~ $0.05

Research & Development	~ $3.2
Capital Expenditures	~ $2.5
Pension Expense [3]	~ $3.1
Effective Tax Rate [4]	~ 31%
1    After discretionary cash pension contributions of $0.75 billion and assuming new aircraft financings under $0.5 billion
2    Assumes approximately 110 787 deliveries
3 Approximately $1.1 billion is expected to be recorded in unallocated items and eliminations
4 Assumes the extension of the research and development tax credit
*    Non-GAAP measures. Complete definitions of Boeing’s non-GAAP measures are on page 7, “Non-GAAP Measures Disclosures.”
    Boeing's 2014 revenue guidance is established at between $87.5 and $90.5 billion. Core earnings per share guidance is set at between $7.00 and $7.20, and earnings per share guidance is expected to be between $6.10 and $6.30. Total company 2014 operating cash flow before pension contributions is expected to be approximately $7 billion, while operating cash flow is expected to be approximately $6.25 billion in 2014, including

$0.75 billion of discretionary pension contributions. Total company pension expense in 2014 is expected to be approximately $3.1 billion (of which approximately $2.0 billion is expected to be recorded in core operating earnings and $1.1 billion recorded in unallocated items and eliminations).
Commercial Airplanes' 2014 deliveries are expected to be between 715 and 725, which includes approximately 110 787 deliveries. Revenue at Commercial Airplanes is expected to be between $57.5 and $59.5 billion with operating margins of approximately 10 percent. Defense, Space & Security's revenue for 2014 is expected to be between $30 and $31 billion with operating margins of approximately 9.5 percent.
Boeing Capital Corporation expects that its aircraft finance portfolio will continue to decline in 2014, as new aircraft financing of less than $0.5 billion is expected to be lower than normal portfolio runoff through customer payments and depreciation. Boeing’s 2014 R&D forecast is approximately $3.2 billion, and capital expenditures for 2014 are expected to be approximately $2.5 billion. Boeing’s effective tax rate is expected to be approximately 31 percent in 2014, which assumes the extension of the research and development tax credit.
Non-GAAP Measures Disclosures
We supplement the reporting of our financial information determined under U.S. generally accepted accounting principles (GAAP) with certain non-GAAP financial information. The non-GAAP financial information presented excludes certain significant items that may not be indicative of, or are unrelated to, results from our ongoing business operations. We believe that these non-GAAP measures provide investors with additional insight into the company’s ongoing business performance. These non-GAAP measures should not be considered in isolation or as a substitute for the related GAAP measures, and other companies may define such measures differently. We encourage investors to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure. The following definitions are provided:
Core Operating Earnings, Core Operating Margin and Core Earnings Per Share
Core operating earnings is defined as GAAP earnings from operations excluding unallocated pension and post-retirement expense. Core operating margin is defined as core operating earnings expressed as a percentage of revenue. Core earnings per share is defined as GAAP diluted earnings per share excluding the net earnings per share impact of unallocated pension and post-retirement expense. Unallocated pension and post-retirement expense represents the portion of pension and other post-retirement costs that are not recognized by business segments for segment reporting purposes. Management uses core operating earnings, core operating margin and core earnings per share for purposes of evaluating and forecasting underlying business performance. Management believes these core earnings measures provide investors additional insights into operational performance as they exclude unallocated pension and post-retirement costs, which primarily represent costs driven by market factors and costs not allocable to government contracts. A reconciliation between the GAAP and non-GAAP measures is provided on page 14.
Core Operating Margin and the Increase in Core Operating Earnings Excluding A-12 Settlement Charge
The company is disclosing the core operating margin and the increase in core operating earnings in the fourth quarter of 2013 over the fourth quarter of 2012 excluding the A-12 settlement charge in the fourth quarter of 2013. Management believes it is useful to occasionally exclude certain items that are not reflective of underlying performance and that can distort period to period performance comparisons. Management uses similar measures for purposes of evaluating and forecasting underlying business performance. A reconciliation between the GAAP and non-GAAP measures is provided on page 14.
Operating Cash Flow Before Pension Contributions
Operating cash flow before pension contributions is defined as GAAP operating cash flow less pension contributions. Management believes operating cash flow before pension contributions provides additional insights into underlying business performance. Management uses operating cash flow before pension contributions as a measure to assess both business performance and overall liquidity. Table 2 provides a reconciliation between GAAP operating cash flow and operating cash flow before pension contributions.
Free Cash Flow
Free cash flow is defined as GAAP operating cash flow less capital expenditures for property, plant and equipment additions. Management believes free cash flow provides investors with an important perspective on the cash available for shareholders, debt repayment, and acquisitions after making the capital investments required to support ongoing business operations and long term value creation. Free cash flow does not represent the residual cash flow available for discretionary expenditures as it excludes certain mandatory expenditures such as repayment of maturing debt. Management uses free cash flow as a measure to assess both business performance and overall liquidity. Table 2 provides a reconciliation between GAAP operating cash flow and free cash flow.

Caution Concerning Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “should,” “expects,” “intends,” “projects,” “plans,” “believes,” “estimates,” “targets,” “anticipates,” and similar expressions are used to identify these forward-looking statements. Examples of forward-looking statements include statements relating to our future financial condition and operating results, as well as any other statement that does not directly relate to any historical or current fact. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties, and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are risks related to: (1) general conditions in the economy and our industry, including those due to regulatory changes; (2) our reliance on our commercial airline customers; (3) the overall health of our aircraft production system, planned production rate increases across multiple commercial airline programs, our commercial development and derivative aircraft programs, and our aircraft being subject to stringent performance and reliability standards; (4) changing acquisition priorities of the U.S. government; (5) our dependence on U.S. government contracts; (6) our reliance on fixed-price contracts; (7) our reliance on cost-type contracts; (8) uncertainties concerning contracts that include in-orbit incentive payments; (9) our dependence on our subcontractors and suppliers, as well as the availability of raw materials, (10) changes in accounting estimates; (11) changes in the competitive landscape in our markets; (12) our non-U.S. operations, including sales to non-U.S. customers; (13) potential adverse developments in new or pending litigation and/or government investigations; (14) customer and aircraft concentration in Boeing Capital’s customer financing portfolio; (15) changes in our ability to obtain debt on commercially reasonable terms and at competitive rates in order to fund our operations and contractual commitments; (16) realizing the anticipated benefits of mergers, acquisitions, joint ventures/strategic alliances or divestitures; (17) the adequacy of our insurance coverage to cover significant risk exposures; (18) potential business disruptions, including those related to physical security threats, information technology or cyber-attacks or natural disasters; (19) work stoppages or other labor disruptions; (20) significant changes in discount rates and actual investment return on pension assets; (21) potential environmental liabilities; and (22) threats to the security of our or our customers’ information.
Additional information concerning these and other factors can be found in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Any forward-looking statement speaks only as of the date on which it is made, and we assume no obligation to update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise, except as required by law.

# # #
Contact:

Investor Relations:	Troy Lahr or Matt Welch (312) 544-2140
Communications:	Chaz Bickers (312) 544-2002

The Boeing Company and Subsidiaries
Consolidated Statements of Operations
(Unaudited)

	Twelve months ended December 31		Three months ended December 31
(Dollars in millions, except per share data)	2013	2012	2013	2012
Sales of products	$76,792	$71,234	$21,482	$19,793
Sales of services	9,831	10,464	2,303	2,509
Total revenues	86,623	81,698	23,785	22,302

Cost of products	(65,640)	(60,309)	(18,610)	(17,206)
Cost of services	(7,553)	(8,247)	(1,758)	(1,816)
Boeing Capital interest expense	(75)	(109)	(20)	(24)
Total costs and expenses	(73,268)	(68,665)	(20,388)	(19,046)
	13,355	13,033	3,397	3,256
Income from operating investments, net	214	268	67	57
General and administrative expense	(3,956)	(3,717)	(1,100)	(943)
Research and development expense, net	(3,071)	(3,298)	(848)	(753)
Gain/(loss) on dispositions, net	20	4	(1)	7
Earnings from operations	6,562	6,290	1,515	1,624
Other income, net	56	62	15	23
Interest and debt expense	(386)	(442)	(96)	(112)
Earnings before income taxes	6,232	5,910	1,434	1,535
Income tax expense	(1,646)	(2,007)	(201)	(557)
Net earnings from continuing operations	4,586	3,903	1,233	978
Net loss on disposal of discontinued operations, net of taxes of $0 and $2	(1)	(3)
Net earnings	$4,585	$3,900	$1,233	$978
Basic earnings per share from continuing operations	$6.03	$5.15	$1.63	$1.29
Net loss on disposal of discontinued operations, net of taxes
Basic earnings per share	$6.03	$5.15	$1.63	$1.29
Diluted earnings per share from continuing operations	$5.96	$5.11	$1.61	$1.28
Net loss on disposal of discontinued operations, net of taxes
Diluted earnings per share	$5.96	$5.11	$1.61	$1.28
Cash dividends paid per share	$1.94	$1.76	$0.485	$0.44
Weighted average diluted shares (millions)	769.5	763.8	768.4	768.3

The Boeing Company and Subsidiaries
Consolidated Statements of Financial Position
(Unaudited)

(Dollars in millions, except per share data)	December 31 2013	December 31 2012
Assets
Cash and cash equivalents	$9,088	$10,341
Short-term and other investments	6,170	3,217
Accounts receivable, net	6,546	5,608
Current portion of customer financing, net	344	364
Deferred income taxes	14	28
Inventories, net of advances and progress billings	42,912	37,751
Total current assets	65,074	57,309
Customer financing, net	3,627	4,056
Property, plant and equipment, net of accumulated depreciation of $15,070 and $14,645	10,224	9,660
Goodwill	5,043	5,035
Acquired intangible assets, net	3,052	3,111
Deferred income taxes	2,939	6,753
Investments	1,204	1,180
Other assets, net of accumulated amortization of $448 and $504	1,500	1,792
Total assets	$92,663	$88,896
Liabilities and equity
Accounts payable	$9,498	$9,394
Accrued liabilities	14,131	12,995
Advances and billings in excess of related costs	20,027	16,672
Deferred income taxes and income taxes payable	6,267	4,485
Short-term debt and current portion of long-term debt	1,563	1,436
Total current liabilities	51,486	44,982
Accrued retiree health care	6,528	7,528
Accrued pension plan liability, net	10,474	19,651
Non-current income taxes payable	156	366
Other long-term liabilities	950	1,429
Long-term debt	8,072	8,973
Shareholders’ equity:
Common stock, par value $5.00 – 1,200,000,000 shares authorized; 1,012,261,159 shares issued	5,061	5,061
Additional paid-in capital	4,415	4,122
Treasury stock, at cost – 264,882,461 and 256,630,628 shares	(17,671)	(15,937)
Retained earnings	32,964	30,037
Accumulated other comprehensive loss	(9,894)	(17,416)
Total shareholders’ equity	14,875	5,867
Noncontrolling interest	122	100
Total equity	14,997	5,967
Total liabilities and equity	$92,663	$88,896

The Boeing Company and Subsidiaries
Consolidated Statements of Cash Flows
(Unaudited)

	Twelve months ended December 31
(Dollars in millions)	2013	2012
Cash flows – operating activities:
Net earnings	$4,585	$3,900
Adjustments to reconcile net earnings to net cash provided by operating activities:
Non-cash items –
Share-based plans expense	206	193
Depreciation and amortization	1,844	1,811
Investment/asset impairment charges, net	96	84
Customer financing valuation benefit	(11)	(10)
Loss on disposal of discontinued operations	1	5
Gain on dispositions, net	(20)	(4)
Other charges and credits, net	528	694
Excess tax benefits from share-based payment arrangements	(128)	(45)
Changes in assets and liabilities –
Accounts receivable	(879)	(27)
Inventories, net of advances and progress billings	(5,562)	(5,681)
Accounts payable	(298)	1,199
Accrued liabilities	883	801
Advances and billings in excess of related costs	3,353	1,177
Income taxes receivable, payable and deferred	1,445	1,605
Other long-term liabilities	2	157
Pension and other postretirement plans	1,720	1,288
Customer financing, net	391	407
Other	23	(46)
Net cash provided by operating activities	8,179	7,508
Cash flows – investing activities:
Property, plant and equipment additions	(2,098)	(1,703)
Property, plant and equipment reductions	51	97
Acquisitions, net of cash acquired	(26)	(124)
Contributions to investments	(15,394)	(12,921)
Proceeds from investments	12,453	10,901
Purchase of distribution rights	(140)	(7)
Net cash used by investing activities	(5,154)	(3,757)
Cash flows – financing activities:
New borrowings	571	60
Debt repayments	(1,434)	(2,076)
Repayments of distribution rights and other asset financing	(280)	(228)
Stock options exercised, other	1,097	120
Excess tax benefits from share-based payment arrangements	128	45
Employee taxes on certain share-based payment arrangements	(63)	(76)
Common shares repurchased	(2,801)
Dividends paid	(1,467)	(1,322)
Net cash used by financing activities	(4,249)	(3,477)
Effect of exchange rate changes on cash and cash equivalents	(29)	18
Net (decrease)/increase in cash and cash equivalents	(1,253)	292
Cash and cash equivalents at beginning of year	10,341	10,049
Cash and cash equivalents at end of period	$9,088	$10,341

The Boeing Company and Subsidiaries
Summary of Business Segment Data
(Unaudited)

	Twelve months ended December 31		Three months ended December 31
(Dollars in millions)	2013	2012	2013	2012
Revenues:
Commercial Airplanes	$52,981	$49,127	$14,680	$14,161
Defense, Space & Security:
Boeing Military Aircraft	15,936	16,019	4,395	4,037
Network & Space Systems	8,512	7,911	2,272	2,024
Global Services & Support	8,749	8,677	2,188	2,282
Total Defense, Space & Security	33,197	32,607	8,855	8,343
Boeing Capital	408	468	105	129
Other segment	102	106	22	27
Unallocated items and eliminations	(65)	(610)	123	(358)
Total revenues	$86,623	$81,698	$23,785	$22,302
Earnings from operations:
Commercial Airplanes	$5,795	$4,711	$1,506	$1,266
Defense, Space & Security:
Boeing Military Aircraft	1,465	1,489	441	313
Network & Space Systems	719	562	233	138
Global Services & Support	1,051	1,017	280	300
Total Defense, Space & Security	3,235	3,068	954	751
Boeing Capital	107	88	9	(12)
Other segment	(156)	(186)	(99)	31
Unallocated items and eliminations	(2,419)	(1,391)	(855)	(412)
Earnings from operations	6,562	6,290	1,515	1,624
Other income, net	56	62	15	23
Interest and debt expense	(386)	(442)	(96)	(112)
Earnings before income taxes	6,232	5,910	1,434	1,535
Income tax expense	(1,646)	(2,007)	(201)	(557)
Net earnings from continuing operations	4,586	3,903	1,233	978
Net loss on disposal of discontinued operations, net of taxes of $0 and $2	(1)	(3)
Net earnings	$4,585	$3,900	$1,233	$978

Research and development expense, net:
Commercial Airplanes	$1,807	$2,049	$510	$411
Defense, Space & Security	1,215	1,189	323	321
Other	49	60	15	21
Total research and development expense, net	$3,071	$3,298	$848	$753

Unallocated items and eliminations:
Share-based plans	($95)	($81)	($21)	($17)
Deferred compensation	(238)	(75)	(73)	(26)
Capitalized interest	(69)	(70)	(17)	(17)
Eliminations and other	(703)	(266)	(421)	(140)
Sub-total (included in core operating earnings)	(1,105)	(492)	(532)	(200)
Pension	(1,374)	(787)	(329)	(179)
Postretirement	60	(112)	6	(33)
Total unallocated items and eliminations	($2,419)	($1,391)	($855)	($412)

The Boeing Company and Subsidiaries
Operating and Financial Data
(Unaudited)

Deliveries	Twelve months ended December 31				Three months ended December 31
Commercial Airplanes	2013		2012		2013	2012
737	440		415		110	105
747	24		31		8	10
767	21		26		4	6
777	98		83		25	21
787	65	(1)	46	(3)	25	23	(3)
Total	648		601		172	165
Note: Deliveries under operating lease are identified by parentheses.

Defense, Space & Security
Boeing Military Aircraft
F/A-18 Models	48		48		12	12
F-15E Eagle	14		8		11
C-17 Globemaster III	10		10		2	2
CH-47 Chinook	44		51		12	11
AH-64 Apache	37		19		6	6
P-8 Models	11		5		4	2
AEW&C			3			1

Network & Space Systems
Commercial and Civil Satellites	3		3		2
Military Satellites	4		7		3	1

Contractual backlog (Dollars in billions)	December 31 2013	September 30 2013	December 31 2012
Commercial Airplanes	$373.0	$344.3	$317.3
Defense, Space & Security:
Boeing Military Aircraft	24.8	26.4	29.2
Network & Space Systems	9.8	9.9	10.1
Global Services & Support	15.0	14.6	15.8
Total Defense, Space & Security	49.6	50.9	55.1
Total contractual backlog	$422.6	$395.2	$372.4
Unobligated backlog	$18.3	$19.9	$17.9
Total backlog	$440.9	$415.1	$390.3
Workforce	168,400	170,800	174,400

The Boeing Company and Subsidiaries
Reconciliation of Non-GAAP Measures
Core Operating Earnings, Core Operating Margin and Core Earnings Per Share
Core Operating Margin and Increase in Core Operating Earnings Excluding A-12 Settlement Charge
(Unaudited)

The tables provided below reconcile the non-GAAP financial measures core operating earnings, core operating margin and core earnings per share as well as core operating margin and the increase in core operating earnings excluding the A-12 settlement charge with the most directly comparable GAAP financial measures, earnings from operations, operating margin and diluted earnings per share. See page 7 of this release for additional information on the use of these non-GAAP financial measures.

	Fourth Quarter		Full Year		Guidance
	2013	2012	2013	2012	2014
Revenues	$23,785	$22,302	$86,623	$81,698

GAAP Earnings From Operations	$1,515	$1,624	$6,562	$6,290
GAAP Operating Margin	6.4%	7.3%	7.6%	7.7%

Unallocated Pension/Postretirement Expense	$323	$212	$1,314	$899	~ $1,050
Core Operating Earnings (non-GAAP)	$1,838	$1,836	$7,876	$7,189
Core Operating Margin (non-GAAP)	7.7%	8.2%	9.1%	8.8%

A-12 Settlement Charge	$406	—	$406	—
Core Operating Earnings Excluding A-12 Settlement Charge	$2,244	$1,836	$8,282	$7,189
Core Operating Margin Excluding A-12 Settlement Charge (non-GAAP)	9.4%	8.2%	9.6%	8.8%
Increase/(Decrease) in GAAP Earnings From Operations	(7%)		4%
Increase in Core Operating Earnings Excluding A-12 Settlement Charge (non-GAAP)	22%		15%

GAAP Diluted Earnings Per Share	$1.61	$1.28	$5.96	$5.11	$6.10 - 6.30

Unallocated Pension/Postretirement Expense[1]	$0.27	$0.18	$1.11	$0.77	$0.90

Core Earnings Per Share (non-GAAP)	$1.88	$1.46	$7.07	$5.88	$7.00 - 7.20

Weighted Average Diluted Shares (millions)	768.4	768.3	769.5	763.8	750 - 755
Increase in GAAP Earnings Per Share	26%		17%
Increase in Core Earnings Per Share	29%		20%

1 Earnings per share impact is presented net of the federal statutory tax rate of 35.0 percent.